THIS IS AN ELECTRONIC CONFIRMING COPY OF A DOCUMENT PREVIOUSLY FILED ON MAY 16, 1994.

                                                            EXHIBIT 10(a)

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 1st day of March, 1994, by and between Interstate General Company L.P., a Delaware limited partnership (the "Company"), and Gregory G. Kreizenbeck.

     In consideration of the mutual covenants herein contained, the parties agree to be bound by the following terms and conditions:

     I.  POSITION AND AUTHORITY

     Gregory G. Kreizenbeck (the "President/COO") will hold the title of President and Chief Operating Officer - Real Estate Group of the Company and Executive Vice President of Interstate General Management Corporation ("IGMC"). The President/COO shall report to the Chief Executive Officer of the Company and President of IGMC and the Board of Directors of IGMC (the "Board of Directors"). The extent of the President/COO's authority to act on behalf of the Company is set forth in a document entitled "Delegation of Authority to the President and Chief Operating Officer," which is attached hereto as Exhibit A, and which may be amended from time to time subject to approval by the Board of Directors.

     II.  TERM

     The initial term of employment of the President/COO by the Company shall begin on March 1, 1994, and shall continue thereafter through February 29, 1996 (the "Initial Term"). Except as otherwise set forth in Section VI ("Compensation") below, the Company and the President/COO intend to review this Agreement for renewal and/or modification at least 120 days prior to expiration of the Initial Term. However, notwithstanding the Initial Term, the President/COO's employment may terminate prior to February 29, 1996 if one or more of the following circumstances occur:

     A. If the President/COO dies or becomes Disabled (as defined below) the President/COO's employment and this Agreement shall terminate automatically upon such date of death or Disability. In the event the President/COO dies during the term of this Agreement the President/COO's estate shall be entitled to Company benefits per Company policies and procedures, including life insurance benefits, plus an amount equal to six (6) months of the President/COO's base salary payable in accordance with the terms hereof. In the event that the President/COO becomes Disabled during the term of this Agreement, during the six (6) months following the date he becomes Disabled the Company shall pay the President/COO an amount, if any, which when added to any other disability benefits to be received by the President/COO during such period under the Company's benefit plans, would equal six (6) months of the President/COO's base salary. For purposes of this Agreement, the President/COO shall become "Disabled" at such time as the Board of Directors determines that the President/COO's employment should be terminated due to his possessing a physical or psychological disability or impairment and such termination is not in violation of the Americans with Disabilities Act or other applicable law.

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     B.  The Company may, at its election, terminate the President/COO's employment and this Agreement for cause. For purposes hereof, "cause" shall be defined as (1) willful, reckless, or negligent inattention to the welfare of the Company, (2) unethical conduct, (3) repeated disregard of the Company's written rules, policies, and regulations, (4) conviction of a felony or other crime involving theft or fraud, and/or (5) failure or refusal by the President/COO to perform his obligations under this Agreement. In the event the Company elects to terminate the President/COO's employment for cause, such termination may be made effective immediately, and no advance notice shall be required. The decision to terminate the President/COO's employment for cause must be approved by the Board of Directors.

     C. Either the President/COO may elect to terminate the employment relationship or the Company may elect to terminate such employment without cause. In such a case, advance written notice of termination shall be delivered by the terminating party to the non-terminating party at least sixty
(60) days prior to the date of termination. In addition, if the Company terminates the employment without cause, the Company agrees to pay the President/COO: (1) the greater of his base salary for the balance of the Initial Term or his base salary for six (6) months, and (2) his reasonable moving expenses within the continental United States to the extent not paid by his new employer. The decision to terminate the President/COO's employment without cause must be approved by the Board of Directors.

     After termination of employment, regardless of the ground or basis therefor, the Company shall pay the President/COO any accrued benefits to which he is entitled (including unpaid bonus, if any, for performance by the President/COO for the preceding completed year) according to Company policies and procedures.

     III.  COMPANY RULES AND REGULATIONS

     The President/COO agrees to comply with all directives of the Board of Directors and the Chairman of the Board/Chief Executive Officer and all written rules, policies, and regulations of the Company, including, but not limited to, those set forth in the Employee Handbook, and to carry out and perform such directives, policies, and mandates of the Company as set forth therein. In the event of an express conflict between the terms of this Agreement and the written rules, policies, and regulations of the Company, as set forth in the Employee Handbook the terms of this Agreement shall govern.

     IV.  LOCATION OF EMPLOYMENT

     The President/COO's office location will be at the Company's principal executive offices which currently are in St. Charles, Maryland.

     V.  DUTIES AND RESPONSIBILITIES

     A. The President/COO's duties and responsibilities associated with his position with the Company are set forth in a document entitled "Job Description," which is attached hereto as Exhibit B and which may be amended from time to time subject to approval by a vote of the Board of Directors.

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

     B. The Company is aware that the President/COO owns HUCO -- Pacific Development Company ("HUCO"), a Nevada corporation. The Company recognizes that the President/COO will need to devote a minimal amount of time to finalizing a HUCO project in Missoula, Montana. This may entail some telephone calls and, possibly, one trip to Montana. As of March 1, 1994, HUCO will convert to an inactive investment.

         The Company is also aware that the President/COO owns IBSS Corporation, a Nevada corporation that became inactive December 31, 1993.

     C. With the exception of the President/COO's minimal time needed to finalize the HUCO Montana project, the President/COO agrees to devote his entire professional time, energy, and ability to the proper and efficient performance of professional services for the Company. Without the prior express written authorization of the Company, the President/COO shall not, directly or indirectly, during his employment with the Company render services of a professional nature to any other person or firm whether for compensation or otherwise.

     D. During the period of his employment hereunder, and for a period of three (3) years thereafter, the President/COO shall not, without the written consent of the Board of Directors or a person authorized by the Board of Directors, disclose to any person other than as required by law or court order, or other than to an authorized employee of the Company or its affiliates, or to a person to whom disclosure is necessary or appropriate in connection with the performance by the President/COO of his duties as an executive of the Company (e.g., disclosure to the Company's or its affiliates' outside accountants or bankers of financial data properly requested by such persons and approved by an authorized officer of the Company), any confidential information obtained by him while in the employ of the Company with respect to any of the Company's or its affiliates' products, services, customers, suppliers, marketing techniques, methods or future plans; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the President/COO) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. The President/COO shall be allowed to disclose confidential information to his attorney solely for the purpose of ascertaining whether such information is confidential within the intent of this Agreement; provided, however, that the President/COO (a) discloses to his attorney the provisions of this subsection D and (b) agrees not to waive the attorney-client privilege with respect thereto.

     E. While the President/COO is employed by the Company hereunder, the President/COO shall use his best efforts to make available to the Company business opportunities that come to his attention or to the attention of persons (other than natural persons) under his control.

     F. While the President/COO is employed by the Company hereunder and for a period of two (2) years thereafter (the "Non-Compete Period"), the President/COO agrees that he shall not compete with the Company or any of its affiliates without the prior written consent of the Board of Directors. For purposes of this Agreement, the term "compete" shall mean (i) participating as a more than five (5%) percent stockholder, an officer, a director, an employee, a partner, an agent, a consultant, or in any other individual or representative capacity in any business entity engaged in the business of scattered site home building in the same metropolitan statistical area or rural statistical area in which the Company or any of its affiliates is engaged in such business during the non-compete period (unless the President/COO's duties, responsibilities and activities including supervisory activities, for or on behalf of such business entity are not related to home building); or (ii) employing or soliciting for employment any employees of the Company or any of its affiliates. In the event the restrictions against engaging in a competitive activity contained in this subsection F shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, this subsection F shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The President/COO acknowledges that a breach of the restrictions against engaging in a competitive activity contained in this subsection F may cause irreparable damage to the Company or its affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the President/COO and the Company agree that if the President/COO breaches the restrictions against engaging in a competitive activity contained in this subsection F, then the Company or its affiliates shall be entitled to equitable relief, including but not limited to injunctive relief, without posting bond or other security.

     VI.  COMPENSATION

     The President/COO shall be compensated by the Company with an annual base salary of $287,500 payable semi-monthly. The President/COO's compensation will be reviewed for modification on an annual basis.

     VII.  FRINGE BENEFITS

     In addition to the compensation as defined above, the President/COO shall be entitled to the following fringe benefits:

     A. The President/COO shall be eligible to participate in the Company's health plans and life and disability insurance programs available to senior executive employees in accordance with the terms and provisions thereof.

     B. The President/COO will be eligible to participate in all other employee benefits available to senior executive employees including vacations, retirement plans, bonus plans (including a Bonus Plan substantially as summarized in Exhibit C hereto to be submitted to the Board of Directors), and equity-based incentive compensation plans in accordance with the terms and provisions thereof.

     C. The President/COO's position requires business and social entertainment to advance the Company's businesses and image in the market place. Accordingly, during the term of this Agreement the Company shall pay all of the President/COO's country club dues and initiation membership fees to a country club selected by the President/COO's and not disapproved by the Board of Directors.

     D. The President/COO's position requires continuing education and idea exchanges to keep abreast with emerging trends. Accordingly, during the term of this Agreement the Company shall pay all of the President/COO's dues and membership fees to the Young Presidents Organization (YPO) (or comparable organization following retirement from YPO) up to a maximum of $20,000 per year.

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

     E. Upon commencement of the employment relationship, the Company will provide the President/COO with a middle-of-the-line automobile, such as a Ford Explorer, Buick Park Avenue, etc. The Company shall bear all costs and expenses, such as insurance premiums and necessary repairs, associated with this automobile. Upon termination of the employment relationship, the President/COO shall return the automobile to the Company or, if such automobile is owned by the Company, the President/COO may purchase such automobile from the Company for a price equal to its current fair market value determined by reference to a nationally published reference of used car values. If such automobile is leased by the Company, upon termination of the employment relationship and request of the President/COO, the Company will use reasonable efforts to transfer the lease, to the extent permitted thereunder, to the President/COO.

     F. The President/COO shall be eligible for the relocation benefits described in the Relocation Agreement, which is attached hereto as Exhibit D.

     G. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the President/COO or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

     VIII.    INDEMNIFICATION

     The Company agrees to indemnify the President/COO, with respect to his performance of his duties described herein, to the maximum extent permitted by law, subject to the terms of the Third Amended and Restated Limited Partnership Agreement of the Company.

     IX.  ARBITRATION

     A. Any dispute or controversy arising between the President/COO and the Company relating to this Agreement shall be submitted to private, binding arbitration, upon the written request of either the President/COO or the Company, before a panel of three arbitrators, under the administration of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In the event of such dispute or controversy, the Company and the President/COO shall independently and simultaneously select and identify one arbitrator each, both of whom must have no past or present familial or business relationships with the parties and must possess expertise in the area of compensation of senior management employees in the real estate industry. In the event that a party has not selected its arbitrator within 60 days of initiation of the arbitration, the AAA shall select such arbitrator. These two arbitrators shall jointly agree upon and select a third arbitrator who also possesses such credentials. These three arbitrators shall hear and decide the dispute or controversy by majority vote, and their decision and award shall be final and conclusive upon the parties, and their heirs, administrators, executors, successors, and assigns. The arbitrators shall have no power or authority to add to, subtract from, or otherwise modify the terms of this Agreement. Wherever the Commercial Arbitration Rules of the AAA conflict with the procedures set forth in this section, the terms of this section shall govern. The President/COO and the Company agree that the arbitration must be initiated by personally delivering a statement of claim to the AAA and to the party against whom the claim is asserted no later than ninety (90) days after the basis of the claim becomes known, or reasonably should have been known or discovered, by the party asserting the claim. In the event arbitration is not initiated within such ninety (90) day period, such claim, dispute, or controversy shall be irrevocably time-barred. A judgment based upon such arbitration award may be entered in any court having jurisdiction thereof.

     B. Notwithstanding the foregoing, any action brought by the Company seeking a temporary restraining order, temporary and/or permanent injunction, and/or a decree of specific performance of the terms of this Agreement may be brought in a court of competent jurisdiction without the obligation to proceed first to arbitration.

     X.  ASSIGNABILITY AND BINDING EFFECT

     The President/COO may not assign this Agreement, or any obligation or rights hereunder, to any other person or entity without the express written consent of the Company. This Agreement shall be binding upon the President/COO and his heirs, executors, administrators, and successors.

     XI.  GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Delaware (excluding the choice-of-law rules thereof).

     XII.  CAPTIONS

     All captions contained in this Agreement are for convenience only and in no way define or describe the intent of the parties or specific terms hereof.

     XIII.  SEVERABILITY

     If any provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions shall not be affected thereby.

     XIV.  ENTIRE AGREEMENT

     Except for the Unit Appreciation Rights Agreement of even date herewith, this Agreement contains the entire agreement between the parties relating to the subject matter hereof. All prior negotiations or stipulations concerning any matter which preceded or accompanied the execution hereof are conclusively deemed to be superseded hereby.
     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the President/COO and such officer or director as may be specifically designated by the Board of Directors.

     XV. NOTICES; MISCELLANEOUS

     For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile transmission or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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         If to the Company:

              Interstate General Company L.P.
              222 Smallwood Village Center
              St. Charles, Maryland 20602
              Attention:  James J. Wilson


         If to the President/COO:

              Mr. Gregory G. Kreizenbeck
              c/o Interstate General Company L.P.
              222 Smallwood Village Center
              St. Charles, Maryland 20602

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     In witness whereof, the parties have executed this Agreement the day and year first set forth below, and the parties represent that they have the capacity and authorization, whether it be personal or by the Board of Directors of the managing general partner of the Company, to execute this Agreement.


                        INTERSTATE GENERAL COMPANY L.P.
                        BY: INTERSTATE GENERAL MANAGEMENT
                        CORPORATION, ITS MANAGING GENERAL
                        PARTNER



DATE   4/22/94          /s/ James J. Wilson
    -------------       ---------------------------------
                        BY:  JAMES J. WILSON
                        PRESIDENT

DATE   4/21/94          /s/ Gregory G. Kreizenbeck
    -------------       ---------------------------------
                        GREGORY G. KREIZENBECK

                      SUMMARY OF DELEGATION OF AUTHORITY


Name:               Gregory G. Kreizenbeck

Company:            Interstate General Company L.P.

Position:           President and Chief Operating Officer

Location:           St. Charles, Maryland

Effective Date:     March 1, 1994



     Professional
     Services for                                  Routine
     Real Estate     Operating                     Budgeted
     Development    Expenditures   Capital and      Sales
     (Per Year       (Except          Other       Agreements        Annual
        Per          Insurance     Development       (No         Compensation
     Consultant)    and Leases)    Expenditures   Limitations)      Review
     -----------    ------------   ------------   ------------   ------------


      Budget +                                        Under          Under
      $75,000       Budget + 10%      Budget       $2,000,000       $50,000
     ($250,000)
       in the
     aggregate)




                                             Consulting
            Industrial                        Services
            Relations        Accounting       NOS (Per
          (Compensation      and Finance      Year Per       Legal
          Per New Hire)     (Receivables)    Consultant)    Services
          -------------     -------------    -----------    --------

             Under            $750,000         Budget +
           $100,000             + 10%          $75,000      Unlimited
                                              ($250,000
                                               in the
                                              aggregate)



This summary is qualified in its entirety by the specific terms of the delegation of authority that follows.

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                 INTERSTATE GENERAL COMPANY L.P.

                        REAL ESTATE GROUP

DELEGATION OF AUTHORITY TO THE
PRESIDENT AND CHIEF OPERATING OFFICER, REAL ESTATE GROUP
GREGORY G. KREIZENBECK



1.   Real Estate Development Applications.

     Gregory G. Kreizenbeck, President and Chief Operating Officer (the "President/COO"), may execute applications and any other documents necessary and appropriate for filing with governmental or quasi-governmental bodies and agencies for licenses, permits, or any approvals required in connection with the conduct of the real estate business of Interstate General Company L.P. (the "Company"), including applications for declarations of covenants, conditions, and restrictions, homeowners' association documents, applications for zoning and zoning variations and changes, and applications for parcel and subdivision maps.


2.   Planning.

     The mission and objectives of the Company shall be initiated by the President/COO and the Chief Executive Officer of the Company (the "CEO") and approved by the Board of Directors. The President/COO shall be responsible for the development of strategies and tactics. Implementation of the final plans shall be the President/COO's responsibility.


3.   Professional Services for Real Estate Development.

     The President/COO may enter into, execute, or amend contracts for architectural, engineering, marketing, advertising, and promotional services pursuant to the approved budget. If not in the approved budget, then the President/COO may enter into, execute, or amend contracts up to $75,000 per year per consultant and $250,000 per year in the aggregate. All other contracts in excess of $75,000 and not in the budget must be approved by the CEO.


4.   Operating Expenditures.

     (a) The President/COO may authorize the expenditure of operating funds on all budgeted items. This shall include the execution or amendment of contracts, as well as the initiation of purchase orders. Any expenditure which exceeds the approved budgeted line item by 10% must be approved by the CEO and the Board of Directors.

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

     (b) For purchase contracts less than or equal to $100,000, the President/COO shall determine if the document should be reviewed by legal counsel. As a general rule, non-standard contracts often require more technical scrutiny by legal counsel.


5.   Capital and Other Development Expenditures.

     (a) The President/COO may negotiate, enter into, execute, or amend agreements that involve capital and/or other development expenditures allowed by the approved budget subject to identified funding. Any other such expenditures shall require an Authorization For Expenditure ("AFE") approved by the CEO.

     (b) For contracts involving expenditures less than or equal to $100,000, the President/COO may determine if the document should be reviewed by legal counsel. As a general rule, non-standard contracts often require more technical scrutiny by legal counsel.


6. Sales Agreements, Recording Documents, Closing Documents, and Deeds.

     The President/COO may negotiate sales agreements with respect to all Company real estate transactions including budgeted bulk sales, acreage, income properties, single family homes, condominiums, lots and any other real estate; provided, that, any such transaction or series of related transactions having a market value in excess of $2,000,000 shall be subject to the following limitations:

          (1) All sales agreements shall be approved by the CEO and Board of Directors of Interstate General Management Company
(the "Board of Directors").

          (2) All sales agreements shall be reviewed by legal counsel prior to execution.

          (3) All sales agreements will be executed by the President/COO.

          (4) All recording documents, closing documents, and deeds shall be executed by an authorized officer of the Company.


7.   Real Estate Acquisitions.

     The President/COO will submit to the Board of Directors a business plan for the acquisition of real estate, operating divisions of companies, and/or entire companies, etc., that may be undertaken by the Company. The purchase of real estate, operating divisions, and/or companies, etc., for project or operating unit purposes may be initiated after submission to and approval by the CEO and the Board of Directors.

8.   Industrial Relations.

     (a) The Company headquarters shall be responsible for issuing all general personnel guidelines. These guidelines will be contained in the Employee Handbook.

     (b) All compensation contracts and union contracts of all employees under the President/COO's supervision shall be subject to approval by the CEO and the Board of Directors. This same procedure shall also apply to all employee benefit programs.

     (c) The annual compensation review of all employees over $50,000 annual compensation under the President/COO's supervision shall be subject to approval by the CEO. All officers' compensation will be subject to approval by the Board of Directors.

     (d) The President/COO shall have the authority to terminate employees under his supervision for specific non-performance of his or her responsibilities, violation of Company policy, and for economic layoffs.

     (e) The President/COO shall have the authority to hire anyone to fill any approved position with an annual total compensation of less than or equal to $100,000, provided that he or she is not directly or indirectly related to the President/COO or any other officer of the Company. All new hires that the President/COO elects to employ with an annual total compensation in excess of $100,000 shall require the approval of the Board of Directors.


9.   Accounting and Finance.

     (a) The President/COO shall be operationally responsible for accounting and financial functions e.g. invoicing, sales and receivables collection, payables, preparing the appropriate general ledger accounts, developing an annual budget, and variance reporting.

     The fiscal and financial decisions of the Company will be made by the Board of Directors. The President/COO shall operationally carry out such fiscal and financial policy decisions through the Chief Financial Officer ("CFO"). The President/COO will have no authority to change or modify the accounting principles or procedures employed in maintaining the books, preparing financial statements or modifying the fiscal/financial policy decisions.

     (b) The President/COO's management responsibility for all notes receivable shall be divided into two parts. First, the President/COO may approve the execution of reconveyances, payoffs, foreclosure actions, and documents in the normal course of business. Second, the modification or amendment to a note receivable may be approved by the President/COO if the note is less than or equal to $750,000. However, if the note is in excess of $750,000 or a discount greater than 10% is contemplated, it shall require the approval of the Board of Directors.

     (c) The President/COO may negotiate financing for specific real estate development projects and general credit facilities. Approval of the terms and conditions of any such financing, and the loan documents related to such financing, shall be approved by the Board of Directors.


10. General Consulting Services Other Than Professional Services for Real Estate Development.

     The President/COO may enter into, execute, or amend contracts for general consulting services, which are not for real estate development purposes, pursuant to the approved budget. If not in the approved budget, the President/COO may enter, execute, or amend contracts for such services up to $75,000 per year per consultant and $250,000 in the aggregate. All contracts in excess of $75,000 shall be subject to approval by the CEO.


11.  Legal Services by Approved Counsel.

     The President/COO may authorize legal counsel approved by the CEO or the Board of Directors to undertake any and all legal services required for the Company.


12.  Outside Accountants and Auditors.

     The Board of Directors shall be responsible for appointing the outside accountants and auditors for the Company.


13.  General Limitations.

     (a) The foregoing authority shall be subject to the following general limitations:

          (1) Authority is delegated only in connection with the assets and affairs of the Company.

          (2) Whenever approval is required, said approval shall be evidenced by a properly executed signature of the appropriate corporate officer or board resolution.

          (3) The President/COO may enter into any partnerships or joint ventures with the written approval of the Board of Directors.

     (b) The President/COO may delegate to members of his staff as much of the foregoing power and authority as the President/COO deems necessary or prudent; provided, however, that the President/COO remains responsible for the exercise of such powers.

14.  Duration of Authority.

     This delegation of authority shall remain in full force and effect until otherwise amended in writing by the CEO or Board of Directors or the President/COO's employment with the Company is terminated.

                 INTERSTATE GENERAL COMPANY L.P.

                        REAL ESTATE GROUP

                         JOB DESCRIPTION


Position:      President and Chief Operating Officer, Real Estate
                 Group


Reports to:    Chief Executive Officer and Board of Directors of
               Interstate General Management Corporation


Supervises:    All senior officers within the Real Estate Group
               - all locations, including Puerto Rico
               Corporate staff - St. Charles, Maryland


Location:      St. Charles, Maryland, and San Juan, Puerto Rico


1.   Main Functions.

     Directs, administers, and coordinates the activities of the Real Estate Group in accordance with the policies, goals, and objectives established by the Chief Executive Officer and the Board of Directors in the development of corporate policies and goals that cover Company operations, personnel, financial performance, and growth as it relates to the Real Estate Group. The Real Estate Group encompasses all Company operations except Interstate Waste Technologies, Inc., Equus Gaming Company, Housing Development Associates, S.E. and operations related to the foregoing entities.


2.   Responsibilities.

     (a) Guides and directs members of management in the acquisition, development, and disposition of the Company's real estate products and services.

     (b) Directs Company operations to achieve budgeted profit results and other financial criteria and to preserve the capital funds invested in the enterprise. Ensures that all officers of the Company understand their authority to incur operating and development expenses and close sales.

     (c) Appraises and evaluates the results of overall operations regularly and systematically and reports these results to the Chief Executive Officer. Monthly analyses should be submitted for each geographic region on a consolidated basis.

     (d) Directs the development and preparation of short- and long-term plans and budgets based upon the Company's goals and growth objectives and recommends their adoption to the Chief
Executive Officer.

     (e) Develops and establishes operating policies consistent with Company policies and objectives adopted by the Board of Directors and ensures their adequate execution. Recommends changes in organization of the Real Estate Group as required by the development and growth of the Company. Reviews the performance of officers and managers and is responsible for making necessary changes and/or realignment.

     (f) Ensures sound services and working relationships with key staff of customers and vendors with outside services such as consultants, legal counsel, advertising agencies, auditing firms, and brokerage firms, and with the general public and governmental agencies. Also responsible for working closely with banking and financial institutions.

     (g) Ensures that all Real Estate Group activities and operations are carried out in compliance with local, state, and federal regulations and laws governing business operations.

     (h) Directs and personally participates in acquisition and growth activities, including investigations, evaluations, and negotiations, in accordance with corporate objectives and plans established by the Chief Executive Officer and the Board of Directors. This includes bringing undervalued land acquisition opportunities to the attention of the Chief Executive Officer.

     (i) Assumes other special activities and responsibilities from time to time as directed by the Chief Executive Officer.

     (j)  Presides as Chairman over meetings of the Operating
Committee in both St. Charles, Maryland, and San Juan, Puerto
Rico.

     (k) The fiscal and financial decisions of the Company will be made by the Board of Directors. The President/COO shall operationally carry out such fiscal and financial policy decisions through the Chief Financial Officer (CFO).


3.   Authority.

     (a) Utilizes the powers granted in the "Delegation of Authority to the President and Chief Operating Officer."

     (b) Recommends and seeks approval of all strategic and tactical matters that exceed the approved limits contained in the "Delegation of Authority to the President and Chief Operating
Officer."

                                  BONUS PLAN



     The terms of the Company's Bonus Plan are determined annually by the Board of Directors. The Bonus Plan for 1994 is expected to be substantially the same as prior years' plans. The proposed terms are summarized below.


     1. Bonuses are payable out of a pool which in the past has been comprised of 10% of "eligible net income" in excess of a target level of net income.

     2. The target level of net income in the past has equalled 6% of an amount equal to the December 31, 1986 market value net worth of the Company (determined then to be $100,000,000) adjusted on a cumulative basis by the Company's cumulative net income (loss) since December 31, 1986 minus the sum of all cash distributions since December 31, 1986. If calculated on this basis, the target level of net income for 1994 would be $6,630,000.

     3. In determining "eligible net income," the Board has discretion to exclude extraordinary items of income or loss from net income.

     4. Following year-end and after determining the amount of the bonus pool, the Board determines what portion of the pool should be awarded to all non-union employees and what portion should be allocated for discretionary bonuses for management and others. From the portion of the pool allocated for discretionary bonuses, the Board also determines the amount of the bonus payable to each employee.

     5. Notwithstanding the amount of eligible net income, the Board may elect to defer payment of bonuses based upon the Company's liquidity position. In such event, deferred bonuses would accrue and be payable in the future.

                        INTERSTATE GENERAL COMPANY L.P.
                               REAL ESTATE GROUP
                             RELOCATION AGREEMENT

     A. The Company shall reimburse the President/COO for all reasonable moving expenses incurred in connection with the President/COO's relocation from Phoenix, Arizona to the greater Washington, D.C. area.

     B. In connection with the President/COO's relocation to the greater Washington, D.C. area, the President/COO intends to sell his current home in Arizona. To the extent that the closing sales price, net of transaction expenses paid by Seller, of the President/COO's Arizona home is less than $464,500, the Company will pay Seller the difference in cash within 60 days.

     C. The President/COO also intends to purchase a new home in the greater Washington, D.C. area. If the President/COO is unable to purchase a home comparable in size, quality, and neighborhood to his current Arizona home for $475,000, then, upon the President/COO's request, the Company agrees to arrange or provide the President/COO with a loan not to exceed $50,000 at the prime rate plus one percent (1%) per annum, amortized over ten (10) years. The "prime rate" will be determined by The Wall Street Journal published table of Money Rates for the nation's largest banks in effect from time to time, or the average of such published rates if there is more than one.

     D. The Company shall allow the President/COO use of the furnished company apartment as temporary housing through June 1994 (upon completion of the President/COO's daughter's high school term) or until such time as the President/COO has sold his current home in Arizona and relocated to the greater Washington, D.C. area, whichever event occurs last.

     E. The President/COO will be allowed biweekly trips to finalize various business and personal matters. Such trips will be allowed until such time as the President/COO's family is relocated to the greater Washington, D.C. area. The Company shall pay for reasonable travel expenses associated with these trips but shall not exceed a period of twelve (12) months.

                   UNIT APPRECIATION RIGHTS


          This Unit Appreciation Rights Agreement dated as of
April 1, 1994, by and between Interstate General Company
L.P., a Delaware limited partnership (the "Company") and Gregory G. Kreizenbeck (the "Grantee").

                     W I T N E S S E T H:

          WHEREAS, the Company has employed the Grantee as its President and Chief Operating Officer pursuant to the terms of an Employment Agreement of even date herewith (the "Employment
Agreement"); and

          WHEREAS, the Company wishes to provide the Grantee certain equity-based incentive compensation under terms not presently permitted under the Company's Employee's Unit Option
Plan (the "Plan"); and

          WHEREAS, the Company and the Grantee wish to set forth the terms of certain unit appreciation rights ("Rights") to be granted to the Grantee at such time as the Company amends the terms of the Plan in a manner that will accommodate granting of Rights;

          In consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1.   Agreement to Grant Rights

          Upon amendment by the Board of Directors of Interstate General Management Corporation (the "Board") of the
Plan to authorize grants of Rights, the Company shall grant the Grantee Rights having the following terms:

          a. Amount of Compensation. Subject to the vesting provisions described in subsection (b) below, the Grantee will receive 140,000 Rights. Each Right will measure the increase in value of one Class A limited partnership unit of the Company (each a "Unit") over a per Unit price (the "Base Price") equal to the lesser of $4.00 or the average of the closing prices for Units traded on the American Stock Exchange ("AMEX") for the 20 trading days following the distribution of Equus Gaming Company to the Company's unitholders.

          b. Vesting. 20,000 Rights will vest (i.e., first become exercisable) on March 1 of each year beginning with 1995, provided that all Rights will vest immediately upon public announcement of a sale by the Company of substantially all of its assets to, or merger of the Company with, another entity at least 80% of the equity of which is not owned by the then current unitholders of the Company, or at such time as the family of James J. Wilson has disposed of at least 50% of the Units it collectively owned as of March 1, 1994 (a "Change in Control").

          c.   Limits on Exercise.  The Rights may be
exercised only in increments of 10,000 and only during the period (the "Exercise Window") between the fifth and fifteenth day following each quarterly earnings release by the Company or public announcement of a Change in Control; provided, however, that no Rights may be exercised during any portion of an Exercise Window for which the Board has determined that material, nonpublic information about the Company has not been disclosed.

          d. Payment Upon Exercise. On or before the 20th day following exercise of any Rights, the Company shall arrange for delivery to the Grantee of a number of Units equal to the number of Rights exercised multiplied by a fraction, the numerator of which shall equal the Current Market Price minus the Base Price, and the denominator of which shall be the Current Market Price. "Current Market Price" shall mean the average of the closing prices for Units traded on the AMEX for the 20 trading day period beginning 10 trading days before the date of exercise and ending on the ninth trading day following the date of exercise; provided, that if the Exercise Window occurs following a public announcement of a Change in Control, the Current Market Price shall mean the average of the closing prices for Units traded on the AMEX for the 20 trading days beginning 5 trading days before the date of exercise and ending on the 14th trading day following the date of exercise. Fractional Units shall be paid in cash.

          e. Restrictions on Units Received. The whole number of Units that most closely approximates 20% of the Units received upon each exercise of Rights ("Restricted Units") will be subject to restrictions on transfer and to a risk of forfeiture in the manner and for the period set forth below. The restrictions will lapse with respect to each tranche of Restricted Units as follows: one-third on December 31 of the year in which such Units are received, one-third on the first anniversary of the exercise date of the Rights and the remaining one-third on the second anniversary of the exercise date of the Rights. In addition, all Restricted Units will cease to be restricted immediately upon the Grantee's death. Any Restricted Units held by the Grantee at the time the Grantee voluntarily leaves the employ of the Company or is terminated as a result of willful misconduct that causes material harm to the Company shall be forfeited to the Company. The Grantee will be entitled to vote and to receive distributions on Restricted Units, but he may not sell or transfer Restricted Units.

          f. Withholding. Upon exercise of Rights, the Company may withhold Units or require the Grantee to remit to the Company cash in an amount sufficient to satisfy federal and state withholding tax obligations. In the event the Plan is amended to require the Company to fund a portion of the Rights in cash to satisfy all or a portion of the withholding requirements, the Grantee may elect to have the Rights become subject to such provision.

          g. Duration of Rights. The Rights will terminate and cease to be exercisable on the earliest of:

               (a)  March 1, 2004;

               (b)  90 days following termination, if the
          Grantee leaves the Company's employ for any reason other than death, provided that no additional Rights shall vest following termination; or

               (c)  one year following the Grantee's death,
          provided that no additional Rights shall vest following the Grantee's death.

          h. Adjustment Provisions. The Rights will be subject to appropriate adjustments determined by the Board in the event of any subdivision, reclassification or combination of outstanding Units, or reorganization, consolidation or merger of the Company.

     2.   Company Best Efforts

          The Company will use its best efforts to submit for Board approval prior to June 1, 1994 amendments to the Plan that will permit Rights as described in Section 1 hereof to be granted to the Grantee. The Grantee acknowledges that as President of the Company and a member of the Board he will be required to participate actively in developing appropriate amendments to the Plan to serve the best interests of the Company.

     3.   Incorporation by Reference

          Sections IX, X, XI, XII, XIII, XIV, and XV of the Employment Agreement (the "Incorporated Provisions") are hereby incorporated into this Agreement and made a part hereof provided that any reference in the Incorporated Provisions to "the President/COO," or "the Board of Directors" shall refer in this Agreement respectively to the Grantee and the Board, and any reference in the Incorporated Provisions to "this Agreement" shall refer herein to this Agreement rather than the Employment Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                         INTERSTATE GENERAL COMPANY L.P.

                         By:  Interstate General Management
                              Corporation,
                              Its Managing General Partner


                         By   /s/ James J. Wilson
                              -----------------------------
                              Name:  James J. Wilson
                              Title:  President

                         GRANTEE


                         /s/ Gregory G. Kreizenbeck
                         ----------------------------------
                         Gregory G. Kreizenbeck